Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report on the Skilled Healthcare Group, Inc. and subsidiaries consolidated financial statements dated September 15, 2006 except for Note 17, as to which the date is February 7, 2007, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Skilled Healthcare Group, Inc. for the registration of $200,000,000 of its 11% Senior Subordinated Notes due 2014.

/s/ Ernst & Young LLP

Orange County, California
February 5, 2007